Exhibit 10.20

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of December 22, 2022, by and among TRACON PHARMACEUTICALS, INC., a Delaware corporation (“Borrower Representative”), and each other Person party to the Loan Agreement (as defined below) as a borrower from time to time (individually and collectively, jointly and severally, “Borrower”), the lenders from time to time party to the Loan Agreement (collectively, “Lenders”, and each, a “Lender”), and RUNWAY GROWTH FINANCE CORP., as administrative agent and collateral agent for Lenders (in such capacity, “Agent”).

RECITALS

Borrower, Agent and the Lenders are parties to that certain Loan and Security Agreement dated as of September 2, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).  The parties desire to amend the Loan Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.Section 2.2(a)(i) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(i) Subject to the terms and conditions of this Agreement, on the Closing Date the Lenders, severally and not jointly, made term loans, in a single disbursement, to Borrower in an aggregate amount of Ten Million Dollars ($10,000,000) according to each Lender’s Term A Loan Commitment as set forth on Schedule 1 hereto (such term loans are hereinafter referred to singly as a “Term A Loan”, and collectively as the “Term A Loans”).  After the Repayment Event, subject to Borrower’s achievement of the New Equity Milestone and other terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the New Term A Draw Period, to allow Borrower to re-borrow the Term A Loans, in a single disbursement, in an aggregate amount of Ten Million Dollars ($10,000,000) according to each Lender’s Term A Loan Commitment as set forth on Schedule 1 hereto.  Other than as permitted explicitly in the foregoing sentence, once repaid no Term A Loan may be re‑borrowed.”

2.Section 2.2(b) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(b)Repayment. On January 3, 2023, Borrower shall repay all principal and accrued and unpaid interest in respect of the Term A Loans (the “Repayment Event”). Thereafter, if the Term A Loans are re-borrowed in accordance with Section 2.2(a)(i) or any other Term Loans are advanced, commencing on the Amortization Date, and continuing thereafter on each Payment Date, Borrowers shall make consecutive monthly payments of equal principal, which would fully amortize the principal amount by the Maturity Date, plus accrued and unpaid interest. Any and all unpaid Obligations, including principal and accrued and unpaid interest in respect of the Term Loans, the Final Payment, other fees and other sums, if any, shall be due and payable in full on the Maturity Date. The Term Loans may only be prepaid in accordance with Sections 2.2(c) or (d). For the sake of clarity, the Final Payment due on the Maturity Date shall apply to the Term A Loans, measured with such Term A Loans equal to an aggregate amount of Ten Million Dollars ($10,000,000), whether or not such Term A Loans are re-borrowed in accordance with Section 2.2(a)(i).”

3.Section 2.2(d)(ii) and (iii) of the Loan Agreement hereby are amended and restated in its entirety to read as follows:

“(ii) except for the Repayment Event prepayment, the Prepayment Fee; plus

(iii) except for the Repayment Event prepayment, the Final Payment; plus”

4.Section 8.9 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“8.9Subordinated Debt. Except as permitted thereunder (i) the Investor Subordination Agreement, or (ii) any Subordination Agreement governing any Subordinated Debt, shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any party thereto shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further obligation thereunder, or the Obligations shall for any reason not have the priority contemplated by this Agreement.”

5.The following defined terms in Exhibit A to the Loan Agreement hereby are added or amended and restated, as appropriate, as follows:

“Cash Burn” means, for any period of determination, Borrower’s operating cash flow determined based on the most recently projected cash burn as provided in Borrower’s board approved projections delivered in accordance with Section 6.2(c) hereof, in accordance with GAAP, and adjusted to account for principal repayments on Indebtedness and calculated on a trailing three (3) month basis, divided by three (3).

“Excluded Accounts” means (i) any deposit accounts used exclusively for payroll, payroll taxes and other employee wage and benefit payments, and identified as such in writing to Agent, (ii) the Silicon Valley Bank collateral account [***], and (iii) the Funds Securities Account (as defined in the Investor Security Agreement) to the extent such account exclusively holds funds paid as the result of a Claim Resolution (as defined in the Investor Security Agreement).

“First Amendment Effective Date” means December 22, 2022.

“Investor Documents” means (i) that certain Investment Agreement dated as of December 22, 2022 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Investment Agreement”) pursuant to which Investor has agreed to provide financing to Borrower; and (ii) that certain Security Agreement dated as of December 22, 2022 between Borrower and Investor (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Investor Security Agreement”, and collectively with the Investment Agreement and all other documents, instruments, or certificates evidencing or pertaining to all or any portion thereof.

“Investor” means each and collectively, jointly and severally, BATISTE INVESTMENTS LLC and MAPLEWOOD PARK INVESTMENTS LP.

“Investor Subordination Agreement” means that certain Subordination Agreement by and among Borrower, Investor, and Agent, dated as of December 22, 2022.

“Maturity Date” means March 31, 2023; provided however, if the Term A Loans are re-borrowed in accordance with Section 2.2(a)(i), on the Funding Date of such re-borrowed Term A Loans the Maturity Date shall automatically be extended to September 1, 2026.

“New Equity Milestone” means Borrower’s receipt, on or after the First Amendment Effective Date, of at least Twenty-Five Million Dollars ($25,000,000) of net cash proceeds from the sale or issuance of a combination of (i) its equity securities to investors and on terms and conditions reasonably acceptable to Lender, (ii) Subordinated Debt to investors and on terms and conditions reasonably acceptable to Lender and (iii) Indebtedness owing to Investor under the Investor Documents so long as such Indebtedness is at all times subject to the Investor Subordination Agreement.

“New Term A Draw Period” is the period commencing on the date of the occurrence of the New Equity Milestone and ending on the earlier of (i) March 31, 2023 and (ii) the occurrence and continuance of an Event of Default; provided, however, that the New Term A Draw Period shall not commence if on the date of the occurrence of the New Equity Milestone an Event of Default has occurred and is continuing.

“Repayment Event” has the meaning set forth in Section 2.2(b).

“Warrant” means, collectively, each Warrant to Purchase Common Stock dated as of the as of the Closing Date and each Funding Date (except for the Funding Date, if any, where Borrower re-borrows the Term A Loans in accordance with Section 2.2(a)(i)) executed by Borrower Representative in favor of each Lender, as amended, modified, supplemented, extended or restated from time to time.

6.Definition of Permitted Indebtedness.  The definition of “Permitted Indebtedness” in Exhibit A to the Loan Agreement is hereby amended by deleting “and” from the end of clause (i) and replacing clause (j) and adding new clause (k) as follows:

“(j)Indebtedness under the Investor Documents in an aggregate principal amount not to exceed Thirty Million Dollars ($30,000,000) so long as  such Indebtedness is at all times subject to the Investor Subordination Agreement; and

(k)extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness described in clause (b) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon a Borrower or any of its Subsidiaries, as the case may be.”

7.Definition of Permitted Liens.  The definition of “Permitted Liens” in Exhibit A to the Loan Agreement is hereby amended by deleting “and” from the end of clause (k) and replacing clause (l) and adding new clause (m) as follows:

“(l)Liens in the Specific Collateral (as defined in the Investor Subordination Agreement) so long as such Liens are at all times subject to the Investor Subordination Agreement; and

(m)Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in clause (b), but any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.”

8.No course of dealing on the part of Agent or the Lenders or their officers, nor any failure or delay in the exercise of any right by Agent or any Lender, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right.  Agent’s or any Lender’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Agent or any Lender thereafter to demand strict compliance and performance.  Any suspension or waiver of a right must be in writing signed by an officer of Agent.

9.Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Loan Agreement.  The Loan Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Agent or any Lender under the Loan Agreement, as in effect prior to the date hereof.

10.To induce Agent and Lenders to enter into this Amendment, Borrower hereby makes the following representations and warranties to Agent and Lenders:

a.

Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and (b) no Event of Default has occurred and is continuing;

b.	Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

c.

The organizational documents of Borrower delivered to Agent on the Effective Date, and updated pursuant to subsequent deliveries by the Borrower to the Agent, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

d.

The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (i) any material Requirement of Law binding on or affecting Borrower, (ii) any material agreement binding on Borrower, (iii) any applicable order, judgment or decree of any Governmental Authority binding on Borrower, or (iv) the organizational documents of Borrower;

e.

The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any Governmental Authority, binding on Borrower, except as already has been obtained or made; and

f.

This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

11.As a condition to the effectiveness of this Amendment, Agent shall have received, in form and substance satisfactory to Agent, the following:

(a)this Amendment, duly executed by Borrower;

(b)the Investor Subordination Agreement, duly executed by Investor;

(c)a Certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(d)all reasonable Lender Expenses incurred through the date of this Amendment, which may be debited from any of Borrower's accounts; and

(e)such other documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate.

12.This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date above written.

BORROWER: TRACON PHARMACEUTICALS, INC.

By: /s/ Scott Brown
Name: Scott Brown
Title: Chief Financial Officer

AGENT AND LENDER RUNWAY GROWTH FINANCE CORP.

By: /s/ David Spreng
Name: David Spreng
Title: Chief Executive Officer

[Signature Page to First Amendment to Loan and Security Loan Agreement]